SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                           SCHEDULE 14A INFORMATION

              Proxy Statement Pursuant to Section 14(a) of the
                    Securities Exchange Act of 1934


(X )  Filed by the Registrant
(  )  Filed by a Party other than the Registrant

Check the appropriate box:

(  )  Preliminary Proxy Statement
(  )  Confidential, for Use of the Commission Only (as permitted by
      Rule 14a-6(e)(2))
(X )  Definitive Proxy Statement
(X )  Definitive Additional Materials
(  )  Soliciting Material Pursuant to (section mark)240.14a-11(c) or
      (section mark)240.14a-12



                         NationsBank Corporation
            (Name of Registrant as Specified In Its Charter)



   (Name of Person(s) Filing Proxy Statement If Other Than Registrant)


PAYMENT OF FILING FEE (Check the appropriate box):

(X )  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
      or Item 22(a)(2) of Schedule 14A.
(  )  $500 per each party to the controversy pursuant to Exchange Act
      Rule 14a-6(i)(3).
(  )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)  Title of each class of securities to which transaction applies:

      2)  Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: *

      4)  Proposed maximum aggregate value of transaction:

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(Set forth the amount on which the filing fee is calculated and state how it was determined)

( ) Fee previously paid with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(NATIONSBANK logo appears here)

                                                                  MARCH 25, 1996
TO THE SHAREHOLDERS OF
NATIONSBANK CORPORATION:

IN CONNECTION WITH THE ANNUAL MEETING OF SHAREHOLDERS OF YOUR CORPORATION TO BE HELD ON APRIL 24, 1996, WE ENCLOSE A NOTICE OF THE MEETING, A PROXY STATEMENT CONTAINING INFORMATION ABOUT THOSE MATTERS WHICH ARE TO BE CONSIDERED AT THIS MEETING, AND A FORM OF PROXY RELATING TO THOSE MATTERS.

DETAILED INFORMATION RELATING TO THE CORPORATION'S ACTIVITIES AND OPERATING PERFORMANCE DURING 1995 IS CONTAINED IN OUR ANNUAL REPORT, WHICH HAS BEEN MAILED TO YOU PREVIOUSLY.

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS. WE WOULD APPRECIATE YOUR SIGNING AND RETURNING THE FORM OF PROXY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE SO THAT YOUR SHARES CAN BE VOTED IN THE EVENT YOU ARE UNABLE TO ATTEND THE MEETING. IF YOU PLAN TO ATTEND THE MEETING AND YOUR SHARES ARE HELD IN THE NAME OF A BROKER OR OTHER NOMINEE, PLEASE BRING WITH YOU A PROXY OR LETTER FROM THE BROKER OR NOMINEE TO CONFIRM YOUR OWNERSHIP OF SHARES. YOUR PROXY MAY BE REVOKED IF YOU ARE PRESENT AT THE MEETING AND ELECT TO VOTE IN PERSON. IT MAY ALSO BE REVOKED IN THE MANNER SET FORTH IN THE PROXY STATEMENT.

SINCERELY YOURS,

(signature appears here)

HUGH L. MCCOLL, JR.
CHAIRMAN OF THE BOARD AND
CHIEF EXECUTIVE OFFICER

                            NATIONSBANK CORPORATION
                          NATIONSBANK CORPORATE CENTER
                        CHARLOTTE, NORTH CAROLINA 28255

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS:

NOTICE IS HEREBY GIVEN THAT THE ANNUAL MEETING OF SHAREHOLDERS OF NATIONSBANK CORPORATION WILL BE HELD IN THE BELK THEATER OF THE NORTH CAROLINA BLUMENTHAL PERFORMING ARTS CENTER, 130 NORTH TRYON STREET, IN THE CITY OF CHARLOTTE, NORTH CAROLINA, ON WEDNESDAY, APRIL 24, 1996, AT 11:00 A.M., LOCAL TIME, FOR THE FOLLOWING PURPOSES:

1. TO ELECT 20 DIRECTORS;

2. TO CONSIDER AND ACT UPON A PROPOSAL TO APPROVE AND ADOPT THE NATIONSBANK CORPORATION DIRECTORS' STOCK PLAN;

3. TO CONSIDER AND ACT UPON A PROPOSAL TO RATIFY THE ACTION OF THE BOARD OF DIRECTORS IN SELECTING PRICE WATERHOUSE LLP AS INDEPENDENT PUBLIC ACCOUNTANTS TO AUDIT THE BOOKS OF THE CORPORATION AND ITS SUBSIDIARIES FOR THE CURRENT YEAR; AND

4. TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR ADJOURNMENTS THEREOF.

THE BOARD OF DIRECTORS HAS FIXED THE CLOSE OF BUSINESS ON MARCH 1, 1996, AS THE RECORD DATE FOR DETERMINATION OF SHAREHOLDERS ENTITLED TO NOTICE OF AND TO VOTE AT THE ANNUAL MEETING OR ANY ADJOURNMENT OR ADJOURNMENTS THEREOF.
THE BOARD OF DIRECTORS OF THE CORPORATION WOULD APPRECIATE YOUR SIGNING AND RETURNING THE ACCOMPANYING FORM OF PROXY PROMPTLY, SO THAT IF YOU ARE UNABLE TO ATTEND, YOUR SHARES CAN NEVERTHELESS BE VOTED AT THE MEETING.

                                  HUGH L. MCCOLL, JR.
                                  CHAIRMAN OF THE BOARD AND
                                  CHIEF EXECUTIVE OFFICER

MARCH 25, 1996

                                IMPORTANT NOTICE
                    PLEASE SIGN AND MAIL YOUR PROXY PROMPTLY

                            NATIONSBANK CORPORATION
                          NATIONSBANK CORPORATE CENTER
                        CHARLOTTE, NORTH CAROLINA 28255

                                PROXY STATEMENT

The following statement and the accompanying notice and form of proxy are furnished in connection with the solicitation by the Board of Directors (hereinafter sometimes referred to as the "Board") of NationsBank Corporation (hereinafter sometimes referred to as the "Corporation" or "NationsBank") of proxies to be used at the Annual Meeting of Shareholders of the Corporation to be held on April 24, 1996, at 11:00 A.M., local time, in the Belk Theater of the North Carolina Blumenthal Performing Arts Center, 130 North Tryon Street, Charlotte, North Carolina, and at any adjournment or adjournments thereof. This statement and the accompanying notice and form of proxy are first being mailed to shareholders on or about March 25, 1996.

The accompanying form of proxy is for use at the meeting if a shareholder will be unable to attend in person. The proxy may be revoked by the shareholder at any time before it is exercised, by submitting to the Secretary of the Corporation written notice of revocation, a properly executed proxy of a later date or by attending the meeting and electing to vote in person. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will be voted in FAVOR of:

1. The election to the Board of Directors of the 20 nominees named in this Proxy Statement;

2. The adoption of the NationsBank Corporation Directors' Stock Plan; and

3. The ratification of action taken by the Board of Directors in selecting Price Waterhouse LLP as independent public accountants to audit the books of the Corporation and its subsidiaries for the current year.

The entire cost of soliciting these proxies will be borne by the Corporation. In addition to the solicitation of the proxies by mail, the Corporation will request banks, brokers and other
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record holders to send proxies and proxy material to the beneficial owners of the stock and secure their voting instructions, if necessary. The Corporation will reimburse such record holders for their reasonable expenses in so doing. The Corporation has also made arrangements with Georgeson & Company Inc. to assist it in soliciting proxies from banks, brokers and nominees and has agreed to pay $8,500 plus expenses for such services. If necessary, the Corporation may also use several of its regular employees, who will not be specially compensated, to solicit proxies from shareholders, either personally or by telephone, telegram, facsimile or special delivery letter.

Pursuant to the provisions of the North Carolina Business Corporation Act, March 1, 1996 has been fixed as the record date for determination of shareholders entitled to notice of and to vote at such Annual Meeting. Accordingly, only holders of shares of record at the close of business on that date of the Corporation's Common Stock (hereinafter referred to as the "Common Stock") and its ESOP Convertible Preferred Stock, Series C (hereinafter referred to as the "ESOP Preferred Stock") will be entitled to notice of and to vote at said meeting. Holders of Common Stock and holders of ESOP Preferred Stock will vote together without regard to class upon the matters currently expected to come before the meeting.

The number of outstanding shares of Common Stock and ESOP Preferred Stock entitled to vote at the meeting is 300,462,332 and 2,472,873, respectively. Each of such shares is entitled to one vote. In accordance with North Carolina law, votes withheld from director nominees and abstentions from voting will be counted for purposes of determining whether a quorum exists at the Annual Meeting. Furthermore, shares represented by proxies returned by a broker holding such shares in nominee or "street" name will be counted for purposes of determining whether a quorum exists, even if such shares are not voted in matters where discretionary voting by the broker is not allowed ("broker non-votes").

Directors shall be elected by a plurality of the votes cast, and, in accordance with North Carolina law, cumulative voting will not be permitted. Withheld votes and broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on the proposal to elect directors. Approval of the NationsBank Corporation Directors' Stock Plan requires the affirmative vote of the holders of a majority of the Common
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Stock and ESOP Preferred Stock present in person or represented by proxy and entitled to vote. Abstentions will have the effect of a negative vote, but broker non-votes, if any, will have no effect on the adoption of such proposal. Ratification of the selection of independent public accountants requires the affirmative vote of the holders of a majority of the Common Stock and ESOP Preferred Stock voted with respect to such matter. Abstentions from voting, as well as broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on the adoption of such proposal.

ELECTION OF DIRECTORS

It is intended that the persons named in the accompanying proxy will vote only for the 20 nominees for director, which number has been set by the Board, named on the following pages, except to the extent authority to so vote is withheld with respect to one or more nominees, and that the number of directors elected shall be 20. Each director is elected to serve until the next Annual Meeting of Shareholders or until a successor shall be elected and shall qualify.

Although the Board does not expect that any of the nominees named will be unavailable for election, in the event of a vacancy in the slate of nominees occasioned by death or any other unexpected occurrence, it is intended that shares of Common Stock and ESOP Preferred Stock represented by proxies in the accompanying form will be voted for the election of a substitute nominee selected by the persons named in the proxy.

Each nominee's name, age, current principal occupation (which has continued for at least five years unless otherwise indicated), and the name and principal business of the corporation in which that occupation is carried on, the year each incumbent was first elected to the Board, all positions and offices presently held with the Corporation, 1995 attendance record at Board meetings and at meetings of committees of the Board of which the nominee was a member, and directorships in other publicly-held companies are set forth below. None of the following nominees or current directors is related by blood, marriage or adoption (not more remote than first cousin) to any other nominee, director or person who may be deemed to be an executive officer of the Corporation.

THE BOARD RECOMMENDS A VOTE "FOR" ALL OF THE BELOW-LISTED NOMINEES FOR ELECTION AS DIRECTORS.
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                  RONALD W. ALLEN (54), CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER, DELTA AIR LINES, INC., Atlanta, Georgia, an air transportation company. He has been a director of the Corporation or one of its predecessors since 1987 and is a member of the compensation and stock option committees. During 1995, Mr. Allen attended 7 out of 9 Board meetings and 4 out of 6 meetings of committees of the Board on which he served. He also serves as a director of Delta Air Lines, Inc. and The Coca-Cola Company.

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                  WILLIAM M. BARNHARDT (67), CHAIRMAN OF THE BOARD, SOUTHERN WEBBING MILLS, INC., Charlotte, North Carolina, a textile manufacturing firm. He served as Chairman of Barnhardt Elastic Corporation, a textile sales firm, from 1990 until 1995 and as its Chief Executive Officer from 1990 to 1993. At Southern Webbing Mills, Inc., he was Chief Executive Officer until 1993. He has been a director of the Corporation since
1976 and is chairman of the audit committee. During 1995, Mr. Barnhardt attended 8 out of 9 Board meetings and all meetings of the committee of the Board on which he served.

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                  THOMAS E. CAPPS (60), CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER, DOMINION RESOURCES, INC., an electric utility holding company, Richmond, Virginia. Mr. Capps served as President of Dominion Resources, Inc. from 1986 until August 1994 and was re-elected President in September 1995. He was named Chairman of the Board of Dominion Resources, Inc. in December 1992. He also served as Chairman of the Board of
Virginia Electric and Power Company, an electric utility, from December 1992 until August 1994, serving as its Vice Chairman prior to that time. He has been a director of the Corporation since 1993 and is a member of the audit committee. During 1995, Mr. Capps attended 8 out of 9 Board meetings and all meetings of the committee of the Board on which he served. He also serves as a director of Dominion Resources, Inc., Bassett Furniture Industries, Inc. and Petersburg Long Distance, Inc.
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                  CHARLES W. COKER (62), CHAIRMAN AND CHIEF EXECUTIVE OFFICER, SONOCO PRODUCTS COMPANY, Hartsville, South Carolina, a manufacturer of paper and plastic products. He has been a director of the Corporation since 1969 and is chairman of the compensation, nominating and stock option committees and a member of the executive committee. During 1995, Mr. Coker attended 8 out of 9 Board meetings and all meetings of committees of the Board on which he served. He also serves as a director of Sara Lee Corporation, Sonoco Products Company, Springs Industries, Inc. and Carolina Power and Light Company.

(Photo appears here)
                  THOMAS G. COUSINS (64), CHAIRMAN AND CHIEF EXECUTIVE OFFICER, COUSINS PROPERTIES INCORPORATED, Atlanta, Georgia, a real estate development company. He has been a director of the Corporation since 1993 and is a member of the asset quality review and nominating committees. During 1995, Mr. Cousins attended 7 out of 9 Board meetings and 8 out of 9 meetings of committees of the Board on which he served. He also serves as a director of Cousins Properties Incorporated and Shaw Industries, Inc.

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                  ALAN T. DICKSON (64), CHAIRMAN, RUDDICK CORPORATION, Charlotte, North Carolina, a diversified holding company. Mr. Dickson served as President of Ruddick Corporation until February 1994. He has been a director of the Corporation since 1969 and is a member of the executive and nominating committees. During 1995, Mr. Dickson attended all Board meetings and all meetings of committees of the Board on which he served. He also serves as a director of Ruddick Corporation, Bassett Furniture Industries, Inc., Lance, Inc. and Sonoco Products Company.
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                  W. FRANK DOWD, JR. (69), CHAIRMAN OF THE EXECUTIVE COMMITTEE, CHARLOTTE PIPE & FOUNDRY COMPANY, Charlotte, North Carolina, a manufacturer of cast iron and plastic pipe and fittings. He has been a director of the Corporation since 1969 and is a member of the audit, compensation and stock option committees. During 1995, Mr. Dowd attended 8 out of 9 Board meetings and 9 out of 10 meetings of committees of the Board on which he served.

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                  PAUL FULTON (61), DEAN, KENAN-FLAGLER BUSINESS SCHOOL, UNIVERSITY OF NORTH CAROLINA, Chapel Hill, North Carolina. Mr. Fulton has been in his present position since January 1994, and prior thereto was President of Sara Lee Corporation, a consumer goods company, until June 1993. He has been a director of the Corporation since 1993 and is a member of the asset quality review committee. During 1995, Mr.
Fulton attended 7 out of 9 Board meetings and 6 out of 8 meetings of the committee of the Board on which he served. He also serves as a director of Bassett Furniture Industries, Inc., The Cato Corporation, Sonoco Products Company and Winston Hotels, Inc.

(Photo appears here)
                  TIMOTHY L. GUZZLE (59), CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER, TECO ENERGY, INC., Tampa, Florida, an electric utility holding company. Mr. Guzzle served as President of TECO Energy, Inc. from 1988 to July 1994, as its Chief Executive Officer since 1989 and also was named its Chairman of the Board in 1991. He has been a director of the Corporation since 1992 and is a member of the audit committee.
During 1995, Mr. Guzzle attended 8 out of 9 Board meetings and 3 out of 4 meetings of the committee of the Board on which he served. He also serves as a director of TECO Energy, Inc. and Tampa Electric Company.
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                  W. W. JOHNSON (65), CHAIRMAN OF THE EXECUTIVE COMMITTEE, NATIONSBANK CORPORATION, Charlotte, North Carolina. Mr. Johnson served as Chairman of the Board and Chief Executive Officer of Bankers Trust of South Carolina from 1980 until its merger with the Corporation in 1986. He has been a director of the Corporation since 1986 and is chairman of the executive committee. During 1995, Mr. Johnson attended all Board meetings and all meetings of the committee of the Board on which he served. He also serves as a director of Alltel Corporation, The Liberty Corporation and Duke Power Company.

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                  HUGH L. MCCOLL, JR. (60), CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER, NATIONSBANK CORPORATION, AND CHIEF EXECUTIVE OFFICER OF EACH OF ITS SUBSIDIARY BANKS, Charlotte, North Carolina. Mr. McColl also served as Chairman of the Board of the Corporation from 1983 until December 31, 1991 and was reappointed chairman on December 31, 1992. He has been a director of the Corporation since 1972 and is a member of the contributions, executive and nominating committees. During 1995, Mr. McColl attended all Board meetings and all meetings of committees of the Board on which he served. He also serves as a director of CSX Corporation, Jefferson-Pilot Corporation, Jefferson-Pilot Life Insurance Company, Ruddick Corporation and Sonoco Products Company.

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                  JOHN J. MURPHY (64), CHAIRMAN OF THE BOARD, DRESSER INDUSTRIES, INC., Dallas, Texas, a supplier of engineered products and services utilized in energy-related activities. He also served as Chief Executive Officer of Dresser Industries, Inc. until December 1995 and as its President until April 1992. He has been a director of the Corporation since 1992 and is chairman of the asset quality review committee. During 1995, Mr. Murphy attended 7 out of 9 Board meetings and 6 out of 8 meetings of the committee of the Board on which he served. He also serves as a director of Dresser Industries, Inc., Kerr-McGee Corporation and PepsiCo, Inc.
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                  JOHN C. SLANE (67), PRESIDENT, SLANE HOSIERY MILLS, INC., High Point, North Carolina, a manufacturer of textile products. Mr. Slane has been a director of the Corporation since 1969 and is a member of the audit, compensation and stock option committees. During 1995, Mr. Slane attended 6 out of 9 Board meetings and 6 out of 10 meetings of committees of the Board on which he served. Mr. Slane's absences, which occurred during the first part of 1995, were due to illness at that time.

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                  JOHN W. SNOW (56), CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER, CSX CORPORATION, Richmond, Virginia, a transportation company. Mr. Snow has served as President and Chief Executive Officer of CSX Corporation since 1989 and also was named Chairman of the Board in 1991. He has been a director of the Corporation or one of its predecessors since 1983 and is a member of the audit committee. During 1995, Mr.
Snow attended 8 out of 9 Board meetings and 3 out of 4 meetings of the committee of the Board on which he served. He also serves as a director of CSX Corporation, Bassett Furniture Industries, Inc., Textron Inc. and USX Corporation.

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                  MEREDITH R. SPANGLER (58), TRUSTEE AND BOARD MEMBER, Chapel Hill, North Carolina. She is a director of C. D. Spangler Construction Company and is Chairman of the Board of the C. D. Spangler Foundation. She has served on the Wellesley College Board of Trustees since 1989. She has been a director of the Corporation since 1988 and is chairman of the contributions committee and a member of the asset quality review committee.
During 1995, Mrs. Spangler attended 8 out of 9 Board meetings and 7 out of 9 meetings of committees of the Board on which she served.

(Photo appears here)
                  ROBERT H. SPILMAN (68), CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER, BASSETT FURNITURE INDUSTRIES, INC., Bassett, Virginia, a furniture manufacturer. He has been a director of the Corporation since 1979 and is a member of the executive committee. During 1995, Mr. Spilman attended 8 out of 9 Board meetings and 9 out of 10 meetings of the committee of the Board on which he served. He also serves as a director of Bassett Furniture Industries, Inc., Dominion Resources, Inc., The Pittston Company, Trinova Corporation, Virginia Electric and Power Company and as Chairman of the Board of Jefferson-Pilot Corporation.

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                  RONALD TOWNSEND, (54), PRESIDENT/GANNETT TELEVISION, GANNETT COMPANY, INC., Arlington, Virginia, a communications company. He has been a director of the Corporation since 1993 and is a member of the compensation, contributions and stock option committees. During 1995, Mr. Townsend attended 8 out of 9 Board meetings and all meetings of committees of the Board on which he served. He also serves as a director of Alltel
Corporation.

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                  E. CRAIG WALL, JR. (58), CHAIRMAN AND CHIEF EXECUTIVE OFFICER, CANAL INDUSTRIES, INC., Conway, South Carolina, a forest products company. Mr. Wall has been in his present position since January 1996, and prior thereto served as President of Canal Industries, Inc. He has been a director of the Corporation since October 1995 and is a member of the asset quality review committee. During 1995, Mr. Wall attended all
Board meetings and all meetings of the committee of the Board on which he served that he was eligible to attend. He also serves as a director of Blue Cross/Blue Shield of South Carolina, Ruddick Corporation, SCANA Corporation and Sonoco Products Company.
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                  JACKIE M. WARD (57), PRESIDENT AND CHIEF EXECUTIVE OFFICER, COMPUTER GENERATION INCORPORATED, Atlanta, Georgia, a computer software company. She has been a director of the Corporation since April 1994 and is a member of the asset quality review committee. During 1995, Ms. Ward attended 8 out of 9 Board meetings and all meetings of the committee of the Board on which she served. She also serves as a director of SCI
Systems, Inc. and Trigon Blue Cross Blue Shield.

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                  VIRGIL R. WILLIAMS (56), CHAIRMAN, WILLIAMS GROUP INTERNATIONAL, INC., Stone Mountain, Georgia, an industrial contracting company. He also has served as President of Williams Communications, Inc., a publishing company, since 1992. Prior to its acquisition by the Corporation in January 1996, Mr. Williams had served as a director of Bank South Corporation since 1987. Mr. Williams currently is not a director of the Corporation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of December 31, 1995, the only classes of voting securities which the Corporation had issued and outstanding were the Common Stock and the ESOP Preferred Stock. As of such date, no persons were known to own beneficially 5% or more of the Common Stock or the ESOP Preferred Stock. All of the shares of ESOP Preferred Stock outstanding were held of record by State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts 02110, as trustee of the ESOP Trust Agreement executed in connection with the Corporation's Retirement Savings Plan (the "Trustee"). See Note 2 below.
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The following table sets forth certain information with respect to beneficial ownership of the Common Stock as of December 31, 1995 by: (i) each director and nominee for director of the Corporation; (ii) each executive officer of the Corporation named in the Summary Compensation Table; and (iii) all directors and executive officers of the Corporation as a group.


                                          AMOUNT AND NATURE          PERCENT
NAME                                OF BENEFICIAL OWNERSHIP (1)(2)   OF CLASS
Ronald W. Allen                                     1,108                (3)
William M. Barnhardt (4)                           26,979                (3)
Thomas E. Capps (5)                                 1,000                (3)
Charles W. Coker (6)                               46,000                (3)
Thomas G. Cousins                                  43,301                (3)
Alan T. Dickson (7)                                56,626                (3)
W. Frank Dowd, Jr. (8)                             16,525                (3)
Fredric J. Figge, II (9)                          114,591                (3)
Paul Fulton (10)                                    1,504                (3)
L. L. Gellerstedt, Jr. (11)                        24,386                (3)
Timothy L . Guzzle                                  2,515                (3)
James H. Hance, Jr. (12)                          134,849                (3)
W. W. Johnson                                      61,826                (3)
Kenneth D. Lewis (13)                             107,061                (3)
Hugh L. McColl, Jr.                               428,454                (3)
Buck Mickel (14)                                    5,000                (3)
John J. Murphy (15)                                 1,000                (3)
John C. Slane (16)                                 32,648                (3)
John W. Snow (17)                                     809                (3)
Meredith R. Spangler (18)                       8,000,118               2.92%
Robert H. Spilman                                   3,939                (3)
James W. Thompson (19)                            150,129                (3)
Ronald Townsend                                       500                (3)
E. Craig Wall, Jr. (20)                            31,500                (3)
Jackie M. Ward                                        582                (3)
Virgil R. Williams                                393,213                (3)
All directors, nominees and executive
  officers as a group (26 persons)
  (21)                                          9,686,163               3.53%

 (1) All shares of Common Stock indicated in the above table are subject to the sole investment and voting power of the directors and officers, except as otherwise set forth in the footnotes below.

 (2) As of December 31, 1995, none of the listed individuals beneficially owned shares of ESOP Preferred Stock, except Messrs. Figge, Hance, Johnson, Lewis, McColl and Thompson, each of whom owned 84 shares of ESOP Preferred Stock, which is less than 1% of the outstanding shares of ESOP Preferred Stock. Such ESOP Preferred Stock is held of record by the Trustee. Subject to the terms and provisions of the trust, the Trustee has sole investment power with respect to all shares of ESOP Preferred Stock. It votes shares of ESOP Preferred Stock that have been allocated to individual accounts in accordance with the participants' instructions, and it votes allocated shares of ESOP Preferred Stock as to which no instructions are
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     received together with unallocated shares in the same proportion as the shares for which voting instructions are received are voted.

 (3) Represents less than 1% of the outstanding shares of Common Stock.

 (4) Does not include 4,790 shares of Common Stock owned by Mr. Barnhardt's wife over which he disclaims beneficial ownership.

 (5) Does not include 8,500 shares of Common Stock owned by a subsidiary of Dominion Resources, Inc. over which Mr. Capps disclaims beneficial interest.

 (6) Includes 40,200 shares of Common Stock owned by Mr. Coker's wife over which he shares voting and investment power.

 (7) Includes 53,545 shares of Common Stock over which Mr. Dickson shares voting and investment power.

 (8) Includes 3,032 shares of Common Stock held in a trust in which Mr. Dowd is a beneficiary and 1,121 shares of Common Stock owned by Mr. Dowd's wife over which he shares voting and investment power.

 (9) Includes 50,000 shares of Common Stock as to which Mr. Figge had the right to acquire beneficial ownership within 60 days after December 31, 1995 through the exercise of stock options.

(10) Does not include 100 shares of Common Stock owned by Mr. Fulton's wife over which he disclaims beneficial ownership.

(11) Includes 4,803 shares of Common Stock owned by Mr. Gellerstedt's wife and 966 shares of Common Stock owned by Beers Construction Company over which he shares voting and investment power.

(12) Includes 2,000 shares of Common Stock held jointly with Mr. Hance's wife over which he shares voting and investment power, and includes 50,000 shares of Common Stock as to which Mr. Hance had the right to acquire beneficial ownership within 60 days after December 31, 1995 through the exercise of stock options.

(13) Includes 50,000 shares of Common Stock as to which Mr. Lewis had the right to acquire beneficial ownership within 60 days after December 31, 1995 through the exercise of stock options.

(14) Does not include 200 shares of Common Stock owned by Mr. Mickel's wife over which he disclaims beneficial ownership.

(15) Mr. Murphy shares voting and investment power over these shares of Common Stock.

(16) Includes 3,818 shares of Common Stock owned by Slane Hosiery Mills, Inc. over which Mr. Slane shares voting and investment power, but does not include 4,169 shares of Common Stock owned by Mr. Slane's wife over which he disclaims beneficial ownership.

(17) Mr. Snow shares voting and investment power over these shares of Common Stock.

(18) Includes 7,990,118 shares of Common Stock owned by Mrs. Spangler's husband, certain other family members for whom Mrs. Spangler's husband acts in a fiduciary capacity, and C. D. Spangler Construction Company, Golden Eagle Industries, Inc., Spangler Foundation, Delcap, Inc. and Delcor, Inc., all of which are parties related to Mrs. Spangler's husband, over which Mrs. Spangler shares voting and investment power.

(19) Includes 50,000 shares of Common Stock as to which Mr. Thompson had the right to acquire beneficial ownership within 60 days after December 31, 1995 through the exercise of stock options.
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(20) Includes 20,500 shares of Common Stock over which Mr. Wall shares voting and investment power.

(21) Includes 200,000 shares of Common Stock as to which such persons had the right to acquire beneficial ownership within 60 days after December 31, 1995 through the exercise of stock options. Of these 9,686,163 shares of Common Stock, such persons had sole voting and investment power over 1,567,283 shares of Common Stock and shared voting or investment power or both over 8,118,880 shares.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), directors and executive officers of the Corporation are required to file reports with the Securities and Exchange Commission indicating their holdings of and transactions in the Corporation's equity securities. Except as described below, to the Corporation's knowledge, based solely on a review of the copies of such reports furnished to the Corporation and written representations that no other reports were required, insiders of the Corporation complied with all filing requirements during the fiscal year ended December 31, 1995. Mr. Thomas Capps, a director, filed a Form 4 in April 1995 reporting the disposition of shares on February 21, 1995. An amendment to this Form 4 was filed in February 1996 to correct an inadvertent error in the original Form 4. In addition to the foregoing, Mr. Timothy Guzzle, a director, filed a Form 4 for the month of January 1995 one day late.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Corporation has the following standing committees to which directors are appointed: asset quality review, audit, compensation, contributions, executive, nominating and stock option.

The audit committee, currently consisting of six directors who are not officers of the Corporation or of a subsidiary, reviews at least semi-annually the work of the audit and credit review staffs and requires reports covering such work to be prepared. The audit committee establishes the scope and detail of the continuous audit program which is conducted by the audit staff and the credit review staff to protect against improper and unsound practices and to furnish adequate protection to all assets and records. Subject to the approval of the Board, it
                                       13
engages a qualified firm of certified public accountants to conduct such audit work as is necessary and receives written reports, supplemented by such oral reports as it deems necessary, from the audit firm. In addition, the General Auditor of the Corporation reports to the chairman of the audit committee on all matters relating to the Corporation. During 1995, the committee held four meetings.

The compensation committee, currently consisting of seven directors who are not officers of the Corporation or of a subsidiary, provides overall guidance with respect to the establishment, maintenance and administration of the compensation programs and employee benefit plans of the Corporation. The committee monitors the salary administration program and reviews and approves salary changes, grade changes and promotions for executive officers. The joint recommendations of the compensation committee and the executive committee as to compensation of the Chief Executive Officer and any of the Corporation's directors who are also officers of the Corporation are subject to approval by the Board. During 1995, the committee held three meetings.

The nominating committee, currently consisting of three directors who are not officers of the Corporation or of a subsidiary and the Chief Executive Officer, reviews information assembled for the purposes of selecting candidates for nomination to membership on the Board. Following appropriate investigations, it ascertains the willingness of selected individuals to serve and extends, on behalf of the Board, invitations to become candidates. Its recommendations are presented to the Board at regularly scheduled meetings. The committee will also consider, at its regularly scheduled meetings, those recommendations by shareholders which are submitted, along with biographical and business experience information, to the Chief Executive Officer. During 1995, the committee held two meetings.

BOARD OF DIRECTORS' COMPENSATION

In 1995, compensation for each director who was not an officer of the Corporation or of a subsidiary included an annual retainer of $36,000 and an attendance fee of $1,200 for each meeting of the Board or committee of the Board. During 1995, there were nine meetings of the Board. The aggregate amount
                                       14
of all payments by the Corporation to directors during 1995 was $1,179,600. In September 1994, the Corporation adopted a plan to permit directors of the Corporation, beginning in 1995, to defer all of their annual retainer and meeting fees until they leave the Board.

Effective as of January 1, 1985, the Board adopted the NationsBank Corporation and Designated Subsidiaries Directors' Retirement Plan (the "Directors' Retirement Plan"). The Directors' Retirement Plan covers directors of the Corporation, as well as directors of NationsBank of North Carolina, N.A. (the predecessor of NationsBank, N.A.) and NationsBank of Florida, N.A. (the predecessor of NationsBank, N.A. (South)) who first became directors on or prior to October 31, 1994. Directors who are current or former employees of the Corporation or one of its subsidiaries are not eligible to participate in the Directors' Retirement Plan. Directors are required to complete five years of service as a director in order to become eligible for benefits. For purposes of calculating years of service, directors of the Corporation have received credit for years of service on the board of directors of either C&S/Sovran Corporation or a subsidiary of the Corporation. A director who satisfies the service requirement becomes eligible for benefits on the date such director ceases to be a director for a reason other than death or attains age 65, whichever occurs later. The annual benefit paid to a former director under the Directors' Retirement Plan is equal to the annual retainer fee that was last paid to such director for services as a director. The benefit is paid in equal quarterly installments. Benefits are paid to a former director until the first to occur of the following: (i) receipt of payments for a period of time equal to such director's years of service as a director; (ii) receipt of payments for ten years; or (iii) the director's death. The cost of benefits under the Directors' Retirement Plan is paid from the general assets of the participating employers as such benefits become payable to former directors. In 1995, the cost of benefits accrued under the Directors' Retirement Plan for all eligible directors was $756,700, and $481,500 was paid to 23 retired directors.

The Board has adopted, subject to shareholder approval, the NationsBank Corporation Directors' Stock Plan (the "Stock Plan"). If approved, the Stock Plan would provide for the payment of a portion of a director's annual retainer fee in shares of Common Stock rather than cash. The proposal to adopt the
                                       15

Stock Plan also describes certain actions to be taken to terminate the participation of current and future directors of the Corporation in the Directors' Retirement Plan in the event the Stock Plan is approved. See "Approval of Proposed Directors' Stock Plan."

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid to each named executive officer for services rendered to the Corporation and its subsidiaries during the periods indicated.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG TERM
                                                                        COMPENSATION
                                     ANNUAL COMPENSATION                   AWARDS                ALL
                                                       OTHER                    SECURITIES      OTHER
                                                      ANNUAL     RESTRICTED     UNDERLYING     COMPEN-
       NAME AND                 SALARY      BONUS      COMP.    STOCK AWARDS      OPTIONS       SATION
  PRINCIPAL POSITION     YEAR      $          $        $(1)         $(2)            (#)           $
Hugh L. McColl, Jr.      1995   900,000   2,600,000        --             0             0       155,855(3)
 Chairman & CEO,         1994   900,000   2,100,000        --    10,725,000             0       203,298
 NationsBank             1993   800,000   1,800,000        --             0             0       183,042
 Corporation
James W. Thompson        1995   700,000   1,100,000        --             0       200,000        31,500(5)
 Vice Chairman,          1994   650,000   1,050,000        --             0             0        29,250
 NationsBank             1993   575,000     800,000        --             0             0        25,875
 Corporation(4)
Kenneth D. Lewis         1995   700,000   1,300,000        --             0       200,000        31,500(5)
 President,              1994   650,000   1,100,000   193,210(6)           0            0        29,250
 NationsBank             1993   550,000     800,000        --             0             0       112,250
 Corporation
James H. Hance, Jr.      1995   700,000   1,200,000        --             0       200,000        31,500(5)
 Vice Chairman &         1994   650,000   1,050,000        --             0             0        29,250
 Chief Financial         1993   525,000     800,000        --             0             0        23,625
 Officer
 NationsBank
 Corporation
Fredric J. Figge, II     1995   587,500   1,000,000        --             0       200,000        26,438(5)
 Chairman, Corporate     1994   550,000     850,000        --             0             0        24,750
 Risk Policy             1993   475,000     700,000        --             0             0        21,375
 NationsBank
 Corporation

 (1) For 1995, 1994 and 1993, excludes perquisites and other personal benefits, securities or property which, in the aggregate, do not exceed $50,000 for each named executive officer.

 (2) On June 22, 1994, the Corporation granted 200,000 shares of restricted stock to Mr. McColl with the value shown for 1994 based on the closing price of $53.625 per share on June 22, 1994. These shares vest in equal installments over 5 years beginning in 1995, and Mr. McColl has the right to receive dividends on these shares prior to vesting. As of December 31, 1995, the named executive officers held the following numbers of shares of restricted stock with the following values (based on the closing price of $69.625 per share on December 31, 1995): Mr. McColl -- 200,000 shares valued at $13,925,000; Mr. Thompson -- 20,000 shares valued at $1,392,500; Mr. Lewis -- 16,000 shares valued at $1,114,000; Mr. Hance -- 20,000 shares valued at $1,392,500; and Mr. Figge -- 16,000 shares valued at
                                       16

     $1,114,000. For Mr. Thompson, who retired from the Corporation effective January 31, 1996, all unvested shares vested on such date in accordance with the terms of the original award.

 (3) For 1995, consists of matching contributions by the Corporation under certain defined contribution plans in the amount of $40,500 and the value of certain premiums paid by the Corporation under a split dollar life arrangement in the amount of $115,355.

 (4) Mr. Thompson retired from the Corporation effective January 31, 1996. See "Special Compensation Arrangements -- Special Retirement Arrangement for Mr. Thompson."

 (5) For 1995, consists of matching contributions by the Corporation under certain defined contribution plans.

 (6) Includes moving expenses in the amount of $177,004.

The following tables show the number and value of options granted in 1995 and certain information about unexercised options at year-end with respect to the named executive officers. None of the named executive officers exercised any options during 1995.

                      OPTION GRANTS IN LAST FISCAL YEAR(1)

                                INDIVIDUAL GRANTS
                                             PERCENT
                               NUMBER OF    OF TOTAL
                              SECURITIES     OPTIONS    EXERCISE
                              UNDERLYING     GRANTED     PRICE                       GRANT DATE
                                OPTIONS     EMPLOYEES    ($ PER      EXPIRATION       PRESENT
NAME                          GRANTED(#)     IN 1995     SHARE)         DATE        VALUE ($)(2)
Hugh L. McColl, Jr.                   0           0                                           0
James W. Thompson               200,000        5.05%      53.625    July 1, 2005      2,800,722
Kenneth D. Lewis                200,000        5.05%      53.625    July 1, 2005      2,800,722
James H. Hance, Jr.             200,000        5.05%      53.625    July 1, 2005      2,800,722
Fredric J. Figge, II            200,000        5.05%      53.625    July 1, 2005      2,800,722

(1) The material terms of all option grants to named executive officers during 1995 are as follows: (i) all options are nonqualified stock options; (ii) all have an exercise price equal to the fair market value of $53.625 on the date of grant; (iii) all have a 10 year term and become exercisable as follows: 25% immediately upon grant, 25% on July 1, 1996, 25% on July 1, 1997 and 25% on July 1, 1998; (iv) all continue to be exercisable following termination of employment in certain circumstances; and (v) all are otherwise subject to the terms and provisions of the NationsBank Corporation Key Employee Stock Plan.

(2) In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was used to estimate the Grant Date Present Value assuming (i) an expected volatility of 0.2180, (ii) an expected dividend yield of 3.60%, (iii) a risk-free interest rate of 6.40%, (iv) an option term of ten years, and (v) no discounts for non-transferability or risk of forfeiture. This is a theoretical value for stock options. The actual value of the options will depend on the market value of Common Stock when the options are exercised.
                                       17

                         FISCAL YEAR-END OPTION VALUES

                          NUMBER OF SECURITIES
                         UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED
                      OPTIONS ON DECEMBER 31, 1995         IN-THE-MONEY OPTIONS ON
                                   (#)                    DECEMBER 31, 1995 ($)(1)
NAME                  EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
Hugh L. McColl, Jr.           0                0                0                 0
James W. Thompson        50,000          150,000(2)       800,000         2,400,000
Kenneth D. Lewis         50,000          150,000          800,000         2,400,000
James H. Hance, Jr.      50,000          150,000          800,000         2,400,000
Fredric J. Figge, II     50,000          150,000          800,000         2,400,000

(1) Value represents the difference between the exercise price and the market value of Common Stock of $69.625 on December 31, 1995. An option is "in-the-money" if the market value of Common Stock exceeds the exercise price.

(2) For Mr. Thompson, all unexercisable options became exercisable upon his retirement from the Corporation on January 31, 1996 in accordance with the terms of the original grant, and all options will remain exercisable for 36 months from that date.

RETIREMENT PLANS

The following table shows the estimated annual pension benefits payable at normal retirement to a participant in certain of the Corporation's qualified and nonqualified defined benefit plans.

                             PENSION PLAN TABLE(1)

                                ANNUAL BENEFITS UPON RETIREMENT
                                WITH YEARS OF SERVICE INDICATED
                                                         15 YEARS
AVERAGE ANNUAL EARNINGS      5 YEARS      10 YEARS        OR MORE
      $   750,000           $ 150,000    $   300,000    $   450,000
        1,000,000             200,000        400,000        600,000
        1,250,000             250,000        500,000        750,000
        1,500,000             300,000        600,000        900,000
        1,750,000             350,000        700,000      1,050,000
        2,000,000             400,000        800,000      1,200,000
        2,250,000             450,000        900,000      1,350,000
        2,500,000             500,000      1,000,000      1,500,000
        2,750,000             550,000      1,100,000      1,650,000
        3,000,000             600,000      1,200,000      1,800,000
        3,250,000             650,000      1,300,000      1,950,000
        3,500,000             700,000      1,400,000      2,100,000

(1) The table sets forth the combined benefits payable under the NationsBank Pension Plan, the NationsBank Corporation and Designated Subsidiaries Supplemental Retirement Plan, the NationsBank Corporation and Designated Subsidiaries Supplemental Executive Retirement Plan and Social Security. Messrs. McColl, Thompson, Lewis, Hance and Figge each participate in the three plans of the Corporation listed above.
                                       18

A participant's "average annual earnings" means the average of the five highest years of the participant's salary and bonuses during his last ten years of employment. The "salary" and "bonuses" used to determine a participant's "average annual earnings" are the same as the salary and bonuses disclosed in the "Salary" and "Bonus" columns of the Summary Compensation Table. The table describes annual benefits payable in the form of a joint and 75% survivor annuity beginning at normal retirement. For purposes of the table, normal retirement means a participant's separation from service following either (1) attainment of age 62 or (2) attainment of age 60 with 20 years of service. A person who retires before normal retirement may be entitled to reduced benefits under the plans depending on the participant's age and years of service. The Corporation has entered into an arrangement with Mr. Figge pursuant to which he would receive retirement benefits equal to 50% of his "average annual earnings" upon the completion of 11 years of service (payable as a joint and 50% survivor annuity) and 60% of "average annual earnings" upon the completion of 14 years of service (payable as a joint and 75% survivor annuity).

As of December 31, 1995, Messrs. McColl, Thompson, Lewis, Hance and Figge had the following amounts of "average annual earnings" and completed years of service: Mr. McColl -- $2,720,000 and 36 years; Mr. Thompson -- $1,395,000 and 32 years; Mr. Lewis -- $1,380,000 and 26 years; Mr. Hance -- $1,375,000 and 8 years; and Mr. Figge -- $1,168,500 and 8 years.

DEFERRED COMPENSATION PLAN

Messrs. McColl, Thompson and Lewis also participate in the NationsBank Corporation and Designated Subsidiaries Deferred Compensation Plan for Key Employees (the "Deferred Compensation Plan") which was established by the Corporation as of November 1, 1985. Each of these named executive officers deferred compensation under the Deferred Compensation Plan during the period from 1985 through 1989, but no compensation has been deferred by the named executive officers under the Deferred Compensation Plan since 1989.

Under the Deferred Compensation Plan, a participant is returned his deferrals, along with interest, following the participant's termination of employment. The annual rate of interest
                                       19
depends on the participant's age and years of service at termination and will be approximately 13% (in the case of normal retirement or "special" early retirement), 11% (in the case of "regular" early retirement) or 8% (in the case of termination prior to "regular" early retirement). For these purposes, normal retirement means termination of employment following attainment of age 62; "special" early retirement means termination of employment following attainment of age 55 with 20 years of service; and "regular" early retirement means termination of employment following attainment of age 50 with 15 years of service. In addition, the designated beneficiary of a participant who dies while in service receives a benefit equal to the participant's "regular" early retirement benefit (or the participant's "special" early retirement benefit or normal retirement benefit to which the participant may have been entitled at the time of death). As a result, the designated beneficiary of a participant who dies prior to eligibility for "regular" early retirement may, in effect, receive a return on the participant's deferrals that is greater than an 11% annual rate. Payments under the Deferred Compensation Plan are generally made over a period of 15 years following retirement or death, but they are made in a single payment following a termination of employment prior to eligibility for "regular" early retirement.
                                       20

SPECIAL COMPENSATION ARRANGEMENTS

BENEFIT SECURITY TRUST

The Corporation and certain of its subsidiaries have established a Benefit Security Trust (the "Trust") which is a "grantor trust" under Section 671 of the Internal Revenue Code of 1986, as amended (the "Code"). The purpose of the Trust is to provide participants in designated supplemental retirement plans sponsored by the Corporation, including generally all of the Corporation's nonqualified defined contribution and defined benefit plans, with greater assurances that the benefits to which such participants are entitled under the plans will be satisfied. The Corporation may in its discretion designate additional plans to be covered by the Trust. Contributions to the Trust are discretionary with the Corporation and its participating subsidiaries from time to time. In that regard, the Corporation has made cumulative contributions of $77.9 million to the Trust through December 31, 1995. Prior to a change of control of the Corporation, benefits are paid from the Trust only upon the direction of the Corporation. After a change of control of the Corporation, benefits are paid from the Trust to the extent such benefits are not paid by the Corporation or its subsidiaries. The assets of the Trust are subject to the claims of the creditors of the Corporation and its participating subsidiaries in the event of an "Event of Insolvency" (as such term is defined in the Trust). The market value of assets held in the Trust as of December 31, 1995 was $93.7 million.

SPECIAL RETIREMENT ARRANGEMENT FOR MR. THOMPSON

Mr. Thompson, formerly a Vice Chairman of the Corporation, retired from the Corporation on January 31, 1996. In connection with his retirement, the Corporation has entered into agreements with Mr. Thompson that provide Mr. Thompson a monthly payment of $35,500 for his life beginning January 31, 1996 and, following his death, a monthly payment of $26,500 for the life of his surviving spouse. In addition, the agreements provide Mr. Thompson with a monthly payment over 15 years of $6,300 beginning January 31, 1997. All of these payments are conditioned on Mr. Thompson's compliance with certain covenants contained in the agreements.
                                       21

TOTAL CUMULATIVE SHAREHOLDER RETURN FOR
FIVE-YEAR AND TEN-YEAR PERIODS ENDING
DECEMBER 31, 1995

The following graphs compare the yearly percentage change in the Corporation's cumulative total shareholders' return on the Common Stock with (i) Standard & Poor's 500 Index, and (ii) Standard & Poor's Major Regional Banks Index for the years ended 1991 to 1995, inclusive, and for the years ended 1986 to 1995, inclusive.


                            (Graph appears here
                    Estimated Plot points are as follows)

                           1990     1991     1992     1993      1994      1995
NationsBank                100      185.23   242.01   238.48    228.54   365.04
S&P 500                    100      130.34   140.25   154.32    156.42   214.99
S&P Major Regional Banks   100      178.73   227.50   240.94    228.28   359.01

                            (Graph appears here
                    Estimated Plot points are as follows)

                           1985    1986   1987    1988   1989   1990   1991   1992   1993    1994   1995
NationsBank                100   98.08     81.71  134.13 233.34 121.26 224.79 293.69 289.41  277.34 442.99
S&P 500                    100  118.62    124.76  145.34 191.25 185.30 241.51 259.88 285.96  289.84 398.37
S&P Major Regional Banks   100  102.83     83.01  104.82 128.03  91.51 163.55 208.18 220.47  208.89 328.51

The graphs assume an initial investment of $100 at the end of 1990 and 1985, respectively, and the reinvestment of all dividends during the periods indicated.

COMPENSATION COMMITTEE AND STOCK OPTION COMMITTEE REPORT ON EXECUTIVE
COMPENSATION

The compensation committee of the Board provides overall guidance to the
Corporation's executive compensation programs. During 1995, the committee was composed of seven outside directors. The compensation committee meets quarterly to review the Corporation's compensation programs, including executive salary administration and incentive compensation plans. The compensation committee makes recommendations jointly with the executive committee to the Board regarding the compensation of the Chief Executive Officer. The Chief Executive
Officer does not participate in those discussions or in the making of such recommendations by the compensation and executive committees. The Board (other than the Chief Executive Officer) must approve all compensation actions regarding the Chief Executive Officer. During 1995, the Board approved all such actions which were recommended by the compensation and executive committees related to the compensation of the Chief Executive Officer.
                                       23

GENERAL EXECUTIVE COMPENSATION POLICIES

The Corporation's executive compensation policies have two primary goals: (1) to attract and retain the highest quality executive officers and (2) to reward those officers for superior corporate performance measured by the Corporation's financial results and strategic achievements.

The Corporation pays its executive officers three principal types of compensation: base salary, annual incentive compensation and long-term incentive compensation, each of which is more fully described below. Executive officers also participate in the Corporation's various qualified and certain non-qualified employee benefit plans designed to provide retirement income.

1. BASE SALARY. The relative levels of base salary for the executive officers are designed to reflect each executive officer's scope of responsibility and accountability within the Corporation. To determine the necessary amounts of base salary to attract and retain top quality management, the compensation committee extensively reviews comparable salary and other compensation arrangements in effect at comparable competitor financial institutions. Such comparable competitor financial institutions include all of the banks listed in the Standard & Poor's Major Regional Banks Index used in the graphs on pages 22 and 23. In addition, the compensation committee compares the group with the base salary data of the 32 largest United States bank holding companies. Base salaries paid during 1995 to the executive officers generally are in the high end of the competitive range. However, when base salaries are adjusted to consider the size of the financial institution, they are slightly above the median of the competitive range as a group.

Over the last several years the Corporation's policy has been to place less emphasis on base salary and greater emphasis on variable, performance-related annual and long-term incentive compensation. The goal of this policy is to further align the interests of management with the interests of shareholders.

2. ANNUAL INCENTIVE COMPENSATION. The Corporation provides performance-related annual incentive compensation to its executive officers under the shareholder-approved Executive Incentive Compensation Plan ("EIC Plan"). Amounts
awarded under the EIC Plan are intended to constitute "performance-based compensation" under Internal Revenue Code Section 162(m). (Section 162(m) limits the deductibility of compensation paid
                                       24

to certain executive officers in excess of $1.0 million, but excludes
"performance-based compensation" from this limit.)

Under the EIC Plan, the compensation committee establishes a formula during the first quarter of a fiscal year for determining the amount of an incentive compensation pool and the allocation of that pool among the executive officers.
The formula is based on performance of the Corporation as measured by "return on average common shareholders' equity" ("ROE") for the fiscal year, which measures net income of the Corporation for the year as a percentage of average common shareholder's equity for the year. The compensation committee establishes a base benchmark ROE for the year below which no awards will be made. The formula then provides for increasing amounts of awards for levels of ROE above the base benchmark. No award may be made under the EIC Plan for a year to an executive officer in excess of $2.7 million. For 1995, ROE was 17.01%. This exceeded the base benchmark ROE established by the compensation committee, and, under the EIC
Plan's award formula, amounts were paid and are included in the summary compensation table.

In addition to bonuses under the EIC Plan, the Corporation has reserved the right to pay its executive officers additional amounts of cash compensation in recognition of outstanding individual performance in connection with the advancement of the Corporation's long term strategic goals which the compensation committee believes is not reflected in the Corporation's ROE.
Payment of such additional compensation is decided by the compensation committee in its discretion and is intended to be made only in rare instances of significant advancement of long term strategic goals through substantial efforts of particular executive officers. In 1995, a total of $590,000 in such additional compensation was paid to certain of the Corporation's executive officers, including to the Chief Executive Officer as described in more detail below.

3. LONG-TERM INCENTIVE COMPENSATION. The compensation committee believes that stock ownership is the best way to align the interests of the executive officers with those of the Corporation's shareholders. To that end, the Corporation adopted and the shareholders approved during 1995 the NationsBank Corporation
Key Employee Stock Plan (the "Stock Plan"). Under the Stock Plan, the stock option committee (which has the same
                                       25

members as the compensation committee) may award to executive officers and other key employees of the Corporation stock options, stock appreciation rights, restricted stock and performance shares. The Stock Plan replaced the NationsBank
Corporation 1986 Restricted Stock Award Plan, although some prior awards made under the 1986 Restricted Stock Award Plan are still outstanding and will continue to vest over the next several years.

The stock option committee in its discretion determines which executive officers will receive awards under the Stock Plan, what types and how large the awards will be and any conditions or restrictions on the awards. Although the stock option committee generally intends that such awards be made in order for the
Corporation to provide a competitive compensation package that will retain and incent its top management, the stock option committee does not employ any specific guidelines in determining the size, form or frequency of awards.
However, the stock option committee intends for such awards to serve as compensation over a period of years and, therefore, such awards will generally not be made every year. Also, the stock option committee intends that such awards include vesting conditions that encourage an executive officer to remain with the Corporation over a period of years. For example, the arrangement for stock option awards granted in 1995 is for 25% of the option to be exercisable immediately and another 25% to vest in each of the next three years.
                                       26

1995 COMPENSATION FOR MR. MCCOLL

The general policies described above for the compensation of executive officers also apply to the compensation recommendations made by the compensation and executive committees and approved by the Board (other than Mr. McColl) with respect to the 1995 compensation for Mr. McColl as the Corporation's Chief
Executive Officer.

No change was made to Mr. McColl's base salary for 1995. In light of the restricted stock award Mr. McColl received during 1994, the stock option committee did not make any awards to Mr. McColl under the Stock Plan during 1995.

Mr. McColl received an award of $2.17 million under the EIC Plan formula in effect for 1995 as a result of the level of ROE attained by the Corporation for 1995. In addition, the compensation committee believes that Mr. McColl provided the critical leadership role which enabled the Corporation to achieve a number of its long term strategic goals for 1995, including the acquisitions of Intercontinental Bank and North Florida Bank Corporation, the entering into agreements to acquire Bank South Corporation, CSF Holdings, Inc. and Sun World,
N.A. and the acquisition of an interest in MECA Software. Under Mr. McColl's leadership, the Corporation also continued during 1995 the consolidation of the Corporation's operating bank entities, which has resulted to date in a reduction to five legal entities. This reduction in the number of operating bank entities provides a basis for the Corporation to realize permanent operating efficiencies in future years. To recognize these achievements which the compensation committee believes are not fully reflected by the ROE-based formula under the EIC Plan, the compensation committee approved a special payment to Mr. McColl outside of the EIC Plan in the amount of $430,000.

The total compensation paid to Mr. McColl during 1995 that was subject to
Section 162(m) exceeded the $1 million threshold established by Section 162(m), and, therefore, the Corporation will not receive a deduction for that portion of such compensation. Compensation decisions for Mr. McColl and the other executive officers were made with full consideration of the Section 162(m) implications, including the net cost to the Corporation as a result of paying any nondeductible amounts.
                                       27

SUBMITTED BY THE COMPENSATION AND STOCK OPTION COMMITTEES OF THE BOARD:

Ronald W. Allen
Charles W. Coker
W. Frank Dowd, Jr.
L. L. Gellerstedt, Jr.
Buck Mickel
John C. Slane
Ronald Townsend

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Allen, Coker, Dowd, Gellerstedt, Mickel, Slane and Townsend, none of whom is or has been an officer or employee of the Corporation, served as members of the Corporation's compensation committee during 1995. Mr. McColl serves as a director of Sonoco Products Company, a corporation of which Mr. Coker, chairman of the compensation committee, is Chairman and Chief Executive Officer.

CERTAIN TRANSACTIONS

A number of the Corporation's directors and executive officers and certain business organizations and individuals associated with them have been customers of the Corporation's various banking subsidiaries. All extensions of credit to the foregoing persons have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time in comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features.

NationsBank, N.A. has entered into agreements with Goodman Segar Hogan Hoffler
("Goodman Segar"), a majority owned indirect subsidiary of Dominion Resources,
Inc., of which Mr. Thomas E. Capps is Chairman, President and Chief Executive
Officer, for the leasing of three banking centers in Virginia. In 1995, rental paid to Goodman Segar was aproximately $192,500. In the opinion of management of
NationsBank, N.A., the rental paid is at a rate no more or less favorable than that which an unaffiliated company would be required to pay for similar space.
                                       28

The Corporation leases space for its Atlanta headquarters in NationsBank Plaza from CSC Associates, L.P. (the "Partnership"), which is a joint venture partnership between C&S Premises, Inc., an indirect subsidiary of the Corporation, and Cousins Properties Incorporated ("CPI"), which is the managing partner of the joint venture. Mr. Thomas Cousins is Chairman and Chief Executive
Officer of CPI. The 1995 rental paid for the space is approximately $15,000,000.
The Partnership paid CPI approximately $1,100,000 in 1995 to manage, develop and lease this building. The rental paid by the Corporation and the fees paid by the Partnership are at rates no more or less favorable, in the opinion of management of the Corporation and the Partnership, than that which an unaffiliated company would be required to pay for similar space.

The Corporation and various of its subsidiaries purchase business forms and supplies from Jordan Graphics, Inc., a subsidiary of Ruddick Corporation of which Mr. Alan T. Dickson is Chairman. In 1995, purchases from Jordan Graphics amounted to approximately $941,300, which were at rates competitive with those charged by other suppliers of those products.

On July 26, 1995, the Corporation purchased for investment 1,000,000 shares of common stock of Jefferson-Pilot Corporation, a publicly traded corporation, from Delcor, Inc., a wholly owned subsidiary of Golden Eagle Industries, Inc., a corporation in which members of Mrs. Meredith Spangler's immediate family own a material interest. The aggregate purchase price, based on Jefferson-Pilot
Corporation's closing price on the New York Stock Exchange on the preceding day, was $54,875,000. As of March 7, 1996, the Corporation had an unrealized gain of approximately $30,800,000 in this investment.

NationsBank, N.A. leases space for a banking office in Fayetteville, North
Carolina from Cumberland Associates, a company in which Mr. E. Craig Wall, Jr.
is a general partner. In 1995, rental paid to Cumberland Associates was approximately $98,900. The rental paid is at a rate no more or less favorable, in the opinion of management of NationsBank, N.A., than that which an unaffiliated company would be required to pay for similar space.
                                       29

APPROVAL OF PROPOSED DIRECTORS' STOCK PLAN

The Board has adopted, subject to shareholder approval, the NationsBank
Corporation Directors' Stock Plan (the "Stock Plan"). The Stock Plan reserves a number of shares of Common Stock for issuance to the nonemployee directors of the Corporation (the "Nonemployee Directors") under certain circumstances described below.

BACKGROUND AND PURPOSE

For many years, the Nonemployee Directors have received two forms of cash compensation for their services: (1) annual retainer fees and meetings fees and
(2) participation in the Directors' Retirement Plan. Neither form of compensation provides the Nonemployee Directors with shares of Common Stock.

The Board desires to establish the Stock Plan to attract and retain persons of exceptional ability to serve as Nonemployee Directors and to further align the interests of Nonemployee Directors and shareholders in enhancing the value of the Common Stock by having a portion of a Nonemployee Director's compensation paid in shares of Common Stock. Under the Stock Plan, a portion of each Nonemployee Director's annual retainer fee would be paid in shares of Common
Stock rather than cash. Also, if the Stock Plan is adopted, the participation of the Corporation's current and future Nonemployee Directors in the Directors'
Retirement Plan would be terminated, and current Nonemployee Directors who have accrued a benefit under the Directors' Retirement Plan would have a portion of their accrued benefit paid out under the Stock Plan in shares of Common Stock.
The following is a summary of the material terms of the Stock Plan as proposed.

NUMBER OF SHARES

The number of shares available for issuance under the Stock Plan would be 300,000 shares.

ADMINISTRATION

The Stock Plan is intended to be a "formula award" plan for purposes of the short-swing profit recovery rules of Section 16 under the Exchange Act and is not expected to require administration. However, to the extent administration is required, the
                                       30

Stock Plan would be administered by the Board. The Board would have the power to construe and interpret the Stock Plan and to determine all questions that arise under it.

AWARD OF COMMON STOCK FOR ANNUAL RETAINER FEE

The Stock Plan would provide that the annual retainer fee payable to each Nonemployee Director (beginning with the fee payable for 1996) would be paid 60% in cash and 40% in shares of Common Stock. The number of shares of Common Stock would be based on the fair market value of the Common Stock on the payment date of the fee, with any fractional shares paid in cash. A Nonemployee Director participating in the NationsBank Corporation Director Deferral Plan (the
"Deferral Plan") for any year could have all or any part of either the cash or stock portions of the director's annual retainer fee for that year deferred under the Deferral Plan. In that case, Common Stock would not be issued under the Stock Plan but would instead be credited to an account in the Nonemployee
Director's name as a phantom stock unit and ultimately paid in cash to the Nonemployee Director as and when provided under the Deferral Plan. If the shareholders of the Corporation approve the Stock Plan, the 1996 annual retainer fee will be increased from $36,000 to $60,000.

AWARD OF COMMON STOCK IN CONNECTION WITH DIRECTORS' RETIREMENT PLAN

If the Stock Plan is approved by the shareholders, participation in the
Directors' Retirement Plan would be terminated for all persons currently and in the future serving as Nonemployee Directors based on their service as
Nonemployee Directors. The Directors' Retirement Plan would not be altered as to former Nonemployee Directors or current or former directors of any participating subsidiary. For current Nonemployee Directors who have accrued a benefit under the Directors' Retirement Plan through April 24, 1996, the Corporation would calculate the present value of that benefit as of April 24, 1996. The
Corporation would pay 50% of that present value amount in cash, and the other
50% would be paid under the Stock Plan with shares of Common Stock having a fair market value on April 24, 1996 equal to such amount (with any fractional shares paid in cash).
                                       31

CHANGES IN CAPITALIZATION AND SIMILAR CHANGES

In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend, split, spin-off, recapitalization, merger, consolidation, combination, exchange of shares or otherwise, the aggregate number of shares of Common Stock reserved for issuance under the Stock Plan would be appropriately adjusted as determined by the Board.

AMENDMENT AND TERMINATION OF THE PLAN

The Board will have the power to amend, modify or terminate the Stock Plan at any time, subject to certain timing limitations on amendments that may apply under Section 16 of the Exchange Act.

ELIGIBILITY AND STOCK PLAN BENEFITS

As indicated above, only Nonemployee Directors are eligible to participate in the Stock Plan. Assuming all nominees for Nonemployee Directors are elected at the Annual Meeting, 18 Nonemployee Directors will be eligible to participate in the Stock Plan. Assuming further that there are no deferral elections, on April
24, 1996, each of such Nonemployee Directors will become entitled to receive shares of Common Stock with a fair market value on such date of $24,000 (40% of the 1996 annual retainer fee of $60,000.) For example, if the closing price of Common Stock on April 24, 1996 is $74 per share, each Nonemployee Director would be entitled to receive 324 shares of Common Stock, for an aggregate of 5,832 shares of Common Stock to all Nonemployee Directors.

In addition, 17 Nonemployee Directors would be eligible to receive shares of
Common Stock under the Stock Plan in connection with the termination of their participation in the Directors' Retirement Plan as described above. Currently, the estimated present value as of April 24, 1996 of the accrued benefits under the Directors' Retirement Plan for those affected Nonemployee Directors is approximately $2.4 million, of which $1.2 million would be paid in shares of
Common Stock. The actual number of shares of Common Stock would depend on the closing price of the Common Stock on April 24, 1996. For example, assuming a closing price of the Common Stock on April 24, 1996 of $74 per share, the affected Nonemployee Directors would receive in the aggregate approximately
16,216 shares of Common Stock under the Stock Plan in connection
                                       32

with the termination of their participation in the Directors' Retirement Plan.

THE BOARD RECOMMENDS A VOTE "FOR" APPROVAL OF THE STOCK PLAN.

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board, upon the recommendation of the audit committee, has approved the selection of the firm of Price Waterhouse LLP as independent public accountants to audit the books of the Corporation and its subsidiaries for the current year, to report on the consolidated statement of financial position and related statement of earnings of the Corporation and its subsidiaries, and to perform such other appropriate accounting services as may be required by the Board. The
Board recommends that the shareholders vote in favor of ratifying and approving the selection of Price Waterhouse LLP for the purposes set forth above. The
Corporation has been advised by Price Waterhouse LLP that the firm did not have any direct financial interest or any material indirect financial interest in the Corporation and its subsidiaries during 1995.

Representatives of Price Waterhouse LLP are expected to be present at the shareholders' meeting with the opportunity to make a statement if they so desire, and they are expected to be available to respond to appropriate questions.

Should the shareholders vote negatively, the Board will consider a change in auditors for the next year.

THE BOARD RECOMMENDS A VOTE "FOR" RATIFYING THE SELECTION OF PRICE WATERHOUSE
LLP AS INDEPENDENT PUBLIC ACCOUNTANTS TO AUDIT THE BOOKS OF THE CORPORATION AND
ITS SUBSIDIARIES FOR THE CURRENT YEAR.

PROPOSALS FOR 1997 ANNUAL MEETING OF SHAREHOLDERS

Shareholders who intend to present proposals for consideration at next year's annual meeting are advised that any such proposal must be received by the
Secretary of the Corporation no later than the close of business on November 29,
1996 if such proposal is to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.
                                       33

OTHER MATTERS

The Board is not aware of any other matters which may be presented for action at the meeting, but if other matters do properly come before the meeting, it is intended that shares of Common Stock and ESOP Preferred Stock represented by proxies in the accompanying form will be voted by the persons named in the proxy in accordance with their best judgment.

You are cordially invited to attend this year's meeting. However, whether you plan to attend the meeting or not, you are respectfully urged to sign and return the enclosed proxy, which may be revoked if you are present at the meeting and so request.

                             (Signature appears here)

                            HUGH L. MCCOLL, JR.
                                  CHAIRMAN OF THE BOARD AND
March 25, 1996                    CHIEF EXECUTIVE OFFICER
                                       34



(NATIONSBANK logo appears here)




Notice of Annual Meeting
and Proxy Statement



ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 24, 1996


*******************************************************************************
                                 APPENDIX



                  NATIONSBANK CORPORATION DIRECTORS' STOCK PLAN

1.       Name:

         This plan  shall be known as the  "NationsBank  Corporation  Directors'
Stock Plan" (the "Plan").

2.       Purpose and Intent:

         The purpose of the Plan is to enable NationsBank  Corporation,  a North
Carolina  corporation  (the  "Corporation"),  to attract  and retain  persons of exceptional  ability to serve as directors and to further align the interests of directors and  shareholders in enhancing the value of the  Corporation's  common stock (the "Common  Stock").  The Plan provides for (i) the payment of shares of
Common  Stock to  certain  of the  directors  in  connection  with  the  partial
termination  of  the  NationsBank   Corporation   and  Designated   Subsidiaries
Directors'  Retirement  Plan (the  "Retirement  Plan")  and (ii) the  payment in
Common Stock of a portion of the Annual  Retainer  Fee paid to each  Nonemployee
Director.  The Plan is  effective as of April 24, 1996 (the  "Effective  Date"), subject to approval by the shareholders of the  Corporation,  and shall continue in effect unless and until terminated by the Board in accordance with Section 11 below.

3.       Definitions:

         For purposes of the Plan, the following terms shall have the following meanings:

         (a) "Annual Retainer Fee" means the annual retainer fee payable to a Nonemployee Director under the Corporation's compensation policies for directors in effect from time to time.

         (b) "Board" means the Board of Directors of the Corporation.

         (c) "Fair Market Value" of a share of Common Stock means the closing price on the relevant date of a share of Common Stock on the New York Stock
Exchange (or such other principal securities exchange on which the shares of the Common Stock are traded if such shares are no longer traded on the New York
Stock Exchange).

         (d) "Nonemployee Director" means an individual who is a member of the Board, but who is not an employee of the Corporation or any of its subsidiaries.

         (e) "Payment Date" of an Annual Retainer Fee for a calendar year means the date of the annual meeting of the shareholders of the Corporation during such calendar year.

4.       Administration:

         The Board shall be responsible for administering the Plan. The Board shall have all of the powers necessary to enable it to properly carry out its duties under the Plan. Not in limitation of the foregoing, the Board shall have the power to construe and interpret the Plan and to determine all questions that shall arise thereunder. The Board shall have such other and further specified duties, powers, authority and discretion as are elsewhere in the Plan either expressly or by necessary implication conferred upon it. The Board may appoint such agents as it may deem necessary for the effective performance of its duties, and may delegate to such agents such powers and duties as the Board may deem expedient or appropriate that are not inconsistent with the intent of the Plan. The decision of the Board upon all matters within its scope of authority shall be final and conclusive on all persons, except to the extent otherwise provided by law.

5.       Shares Available:

         The Board shall reserve for the purposes of the Plan, and by adoption of the Plan does hereby reserve, out of the authorized but unissued shares of Common Stock, a total of 300,000 shares of Common Stock (subject to adjustment or substitution pursuant to Section 8 hereof).

6.       Shares in Connection With Retirement Plan:

         As of the Effective Date, participation in the Retirement Plan by certain of the Nonemployee Directors is being terminated. In connection with such termination, the Retirement Plan has been amended to provide that the affected Nonemployee Directors as of the Effective Date who have accrued a benefit under the Retirement Plan are to have 50% of the present value of their accrued benefit paid in cash and the other 50% paid in shares of Common Stock.
With respect to the 50% amount payable to an affected Nonemployee Director in shares of Common Stock, such Nonemployee Director shall be issued whole shares of Common Stock under this Plan having an aggregate Fair Market Value determined as of the Effective Date, together with cash for any fractional share based on the Fair Market Value of the Common Stock on such date, equal to such 50% amount. Certificates for the shares of Common Stock payable under this Section shall be delivered as soon as practicable after such date.

7.       Shares for Annual Retainer Fee:

     Any Annual Retainer Fee payable to a Nonemployee Director on or after the Effective Date shall be payable sixty percent (60%) in cash and forty percent
(40%) in shares of Common Stock. The total number of shares of Common Stock to be issued under this Section to a Nonemployee Director with respect to an Annual
Retainer Fee shall be determined by dividing the amount of such Annual  Retainer
Fee  payable in shares of Common  Stock by the Fair  Market  Value of the Common
Stock on the applicable Payment Date. In no event shall the Corporation be obligated to issue fractional shares under this Section, but instead shall pay any such fractional share in cash based on the Fair Market Value of the Common
Stock on the Payment Date. Certificates for the shares of Common Stock payable under this Section shall be delivered as soon as practicable after the relevant
Payment Date; provided, however, that if a Nonemployee Director has elected to defer an Annual Retainer Fee pursuant to the NationsBank Corporation Director
Deferral Plan (the "Deferral Plan"), the shares of Common Stock otherwise issuable under this Plan in connection with such Annual Retainer Fee shall not be issued and such Nonemployee Director shall be credited with "Stock Units" to be paid in cash when and as provided for under the Deferral Plan.

                                        2





8.       Adjustments in Authorized Shares:

         In the event of any change in corporate capitalization, such as a stock
split,  or  a  corporate  transaction,   such  as  any  merger,   consolidation,
separation,  including a spin-off, or other distribution of stock or property of the Corporation,  any reorganization  (whether or not such reorganization  comes within the definition of such term in Internal  Revenue Code Section 368) or any partial or complete  liquidation of the  Corporation,  such adjustment  shall be made in the number and class of shares which may be delivered under the Plan, as may be  determined  to be  appropriate  and  equitable  by the Board in its sole discretion.

9.       Resales of Shares:

         The Corporation may impose such restrictions on the sale or other disposition of shares issued under this Plan as the Board deems necessary to comply with applicable securities laws. Certificates for shares issued under this Plan may bear such legends as the Corporation deems necessary to give notice of such restrictions.

10.      Compliance With Law and Other Conditions:

         No shares shall be issued under this Plan prior to compliance by the Corporation, to the satisfaction of its counsel, with any applicable laws. The
Corporation shall not be obligated to (but may in its discretion) take any action under applicable federal or state securities laws (including registration or qualification of the Plan or the Common Stock) necessary for compliance therewith in order to permit the issuance of shares hereunder, except for actions (other than registration or qualification) that may be taken by the Corporation without unreasonable effort or expense and without the incurrence of any material exposure to liability.

11.      Amendment, Modification and Termination of the Plan:

         The Board shall have the right and power at any time and from time to time to amend the Plan in whole or in part and at any time to terminate the Plan; provided, however, that the provisions of Section 7 of the Plan cannot be amended more than once every six (6) months to the extent such restriction is necessary to insure that awards of Common Stock under the Plan are exempt from the short-swing profit recovery rules of Section 16(b) of the Securities
Exchange Act of 1934.

12.      Miscellaneous:

         The Plan shall be construed, administered, regulated and governed in all respects under and by the laws of the United States to the extent applicable, and to the extent such laws are not applicable, by the laws of the state of North Carolina. The Plan shall be binding on the Corporation and any successor in interest of the Corporation.

                                        3






         IN WITNESS WHEREOF, this instrument has been executed by an authorized officer of the Corporation as of the ___ day of ______________, 1996.


                                      NATIONSBANK CORPORATION


                                      By:________________________________
                                         C. J. Cooley
                                         Executive Vice President

                                      "Corporation"





P                          NationsBank Corporation
R
O        This Proxy is solicited on behalf of the Board of Directors
X
Y               ANNUAL MEETING OF SHAREHOLDERS, APRIL 24, 1996

       The undersigned shareholder of NationsBank Corporation hereby appoints
   Amy W. Brinkley, Edward C. Dolby and Carlos E. Evans or any of them acting by majority or acting singly in the absence of the others, attorneys and proxies, with full power of substitution, to represent the undersigned and vote all of the shares of Common Stock of NationsBank Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held in the Belk Theater of The North Carolina Blumenthal Performing
   Arts Center, 130 North Tryon Street, Charlotte, North Carolina, on
   Wednesday, April 24, 1996, at 11:00 A.M. (local time) or any adjournment(s) thereof:

                 THIS PROXY IS CONTINUED ON THE REVERSE SIDE

               PLEASE SIGN ON REVERSE SIDE AND RETURN PROMPTLY
                    IN THE ENCLOSED POSTAGE-PAID ENVELOPE



The shares represented by this proxy will be voted          Please mark
as directed by the shareholder. If no direction is          your votes as   X
given when the duly executed proxy is returned,             indicated in
such shares will be voted "FOR" all nominees in             this example
Item 1 and "FOR" Proposals 2 and 3.


The Board of Directors Recommends a Vote "FOR all nominees" in Item 1 and "FOR" Proposals 2 and 3.

1. Election of the following nominees as             FOR ALL        WITHHELD
Directors: R. Allen, W. Barnhardt, T. Capps, C.     (except as        FOR
Coker, T. Cousins, A. Dickson, W. Dowd, Jr., P.      marked)          ALL
Fulton, T. Guzzle, W. Johnson, H. McColl, Jr., J.      [ ]            [ ]
Murphy, J. Slane, J. Snow, M. Spangler, R.
Spilman, R. Townsend, E. Wall, Jr., J. Ward, V.
Williams

To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.

2. Adoption of NationsBank      3. Ratification of              I PLAN TO
   Corporation Directors'          Independent                  ATTEND THE
   Stock Plan                      Public Accountants           ANNUAL MEETING

   FOR   AGAINST   ABSTAIN         FOR   AGAINST   ABSTAIN       YES    NO
   [ ]     [ ]       [ ]           [ ]     [ ]       [ ]         [ ]    [ ]

The undersigned hereby authorizes the proxies in their discretion, to vote on any other business which may properly be brought before the meeting or any adjournment thereof.

Please mark, date and sign as your name appears below and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign in full corporate name, by duly authorized officer.

Signature                              Signature                  Date



V                             NationsBank Corporation
O
T                     These Voting Instructions are Solicited
I                   By the Various Trustees in Connection with The
N                         NationsBank Retirement Savings Plan
G
                   ANNUAL MEETING OF SHAREHOLDERS, APRIL 24, 1996
I
N         The undersigned participant in The NationsBank Retirement Savings
S         Plan hereby authorizes and instructs the applicable Trustee(s)
T         under the plan to vote or cause to be voted the shares of Common
R         Stock or ESOP Convertible Preferred Stock, Series C, as appropriate,
U         held by such Trustees for the account(s) of the undersigned in the
C         Plan at the Annual Meeting of Shareholders to be held in the Belk
T         Theater of The North Carolina Blumenthal Performing Arts Center,
I         130 North Tryon Street, Charlotte, North Carolina, on Wednesday,
O         April 24, 1996 at 11:00 A.M. (local time) or any adjournment(s)
N         thereof:
S


            THESE VOTING INSTRUCTIONS ARE CONTINUED ON THE REVERSE SIDE

                  PLEASE SIGN ON REVERSE SIDE AND RETURN PROMPTLY
                       IN THE ENCLOSED POSTAGE-PAID ENVELOPE


The shares represented by these voting instructions           Please mark
will be voted as directed by the participant. If no           your votes as   X
direction is given when the voting instructions are           indicated in
returned, such shares will be voted "FOR" all                 this example
nominees in Item 1 and "FOR" Proposals 2 and 3.


The Board of Directors Recommends a Vote "FOR all nominees" in Item 1 and "FOR" Proposals 2 and 3.

1. Election of the following nominees as             FOR ALL        WITHHELD
Directors: R. Allen, W. Barnhardt, T. Capps, C.     (except as        FOR
Coker, T. Cousins, A. Dickson, W. Dowd, Jr., P.     marked)          ALL
Fulton, T. Guzzle, W. Johnson, H. McColl, Jr., J.      [ ]            [ ]
Murphy, J. Slane, J. Snow, M. Spangler, R.
Spilman, R. Townsend, E. Wall, Jr., J. Ward, V.
Williams

To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.


2. Adoption of NationsBank      3. Ratification of              I PLAN TO
   Corporation Directors'          Independent                  ATTEND THE
   Stock Plan                      Public Accountants           ANNUAL MEETING

   FOR   AGAINST   ABSTAIN         FOR   AGAINST   ABSTAIN       YES    NO
   [ ]     [ ]       [ ]           [ ]     [ ]       [ ]         [ ]    [ ]

The undersigned hereby authorizes the proxies in their discretion, to vote on any other business which may properly be brought before the meeting or any adjournment thereof.

Please mark, date and sign as your name appears below and return in the enclosed envelope.


Signature                              Signature                  Date


April 10, 1996

Dear Shareholder:

On March 25, 1996, we mailed to you a notice of the Annual
Meeting of Shareholders which will be held on Wednesday, April
24, 1996, a proxy card and a proxy statement discussing the proposals which will be presented for shareholders' consideration.

Since we have not yet received your proxy, we are enclosing a duplicate of the NationsBank Corporation proxy card, the proxy statement and a return envelope for your convenience. If you have not mailed your proxy, please sign it and return to us promptly so that your shares will be represented at the meeting. If your proxy card has been mailed, please disregard this second mailing.

You are, of course, cordially invited to attend the meeting. Should you attend, the fact that you have sent in your proxy will not affect your right to vote in person, if you wish to do so.

Thank you for your cooperation.

Sincerely yours,

(Signature of J. W. Kiser appears here)

J. W. Kiser
Executive Vice President
Secretary and Corporate Counsel

enclosures


